NORTHROP GRUMMAN CORPORATION
EXHIBIT 99.1
Item 6. Selected Financial Data
The data presented in the following table are derived from the audited financial statements and other company information adjusted to reflect the current application of discontinued operations as well as the two-for one stock split of the company’s common stock in 2004. See also Business Acquisitions and Business Dispositions in Item 7.
Selected Financial Data

	Year ended December 31
$ in millions except per share	2007	2006	2005	2004	2003

Sales and Service Revenues
United States Government	$28,562	$26,920	$26,937	$25,419	$21,979
Other customers	3,266	3,071	2,927	3,345	3,358

Total revenues	$31,828	$29,991	$29,864	$28,764	$25,337

Operating margin	$3,018	$2,494	$2,227	$1,987	$1,473
Income from continuing operations	1,811	1,593	1,413	1,080	770

Basic earnings per share, from continuing operations	$5.30	$4.61	$3.96	$3.00	$2.11
Diluted earnings per share, from continuing operations	5.18	4.51	3.89	2.96	2.09
Cash dividends declared per common share	1.48	1.16	1.01	.89	.80

Year-End Financial Position
Total assets	$33,373	$32,009	$34,214	$33,303	$33,022
Notes payable to banks and long-term debt	4,055	4,162	5,145	5,158	5,891
Total long-term obligations and preferred stock	9,254	8,641	9,412	10,438	10,876

Financial Metrics
Free cash flow from operations	$2,071	$947	$1,811	$1,266	$162
Net working capital (deficit)	365	(4)	(397)	707	(580)
Current ratio	1.06 to 1	1.00 to 1	.95 to 1	1.11 to 1	.91 to 1
Notes payable to banks and long-term debt as a percentage of shareholders’ equity	22.9%	25.0%	30.6%	30.9%	37.3%

Other Information
Company-sponsored research and development expenses	$534	$569	$533	$501	$425
Maintenance and repairs	335	358	428	394	241
Payroll and employee benefits	12,888	12,455	12,140	12,398	10,888

Number of employees at year-end	121,700	121,400	122,800	124,600	122,600